Exhibit 99.1

COMMERCIAL METALS COMPANY REVISES SHARPLY HIGHER
THIRD QUARTER EARNINGS OUTLOOK

     Irving — May 10, 2004 — Commercial Metals Company (CMC: NYSE), headquartered in the Dallas suburb of Irving, Texas, announced today that it anticipates third quarter (three months ended May 31, 2004) LIFO diluted net earnings per share between $1.50 and $1.70. The Company’s previous third quarter estimate was a range between $0.55 and $0.75.

     CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “The continued strengthening of economies in our major market areas has expanded opportunities for us and realized price increases have taken hold more quickly than we had anticipated. Demand for steel, copper, and other metal products in the United States remains vibrant. Central Europe is strong and the prospects positive as the EU expands. China’s recent braking actions hopefully will result in a soft landing. Ferrous scrap price reductions will result in better returns for our steel mills and ultimately our fabrication operations and overall should benefit the company. We expect significant LIFO charges for the quarter as pricing trends in our key products remain up.”

     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

     This release contains forward-looking statements regarding the outlook for the Company’s financial results for its third quarter of fiscal 2004, product pricing and demand, global economic conditions and prospects, margin realizations, and the effects of inflation on inventory costing. The Company undertakes no obligation to update any forward-looking statements to reflect new events or circumstances or future developments. Forward-looking statements generally can be identified by

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phrases such as the Company or its management “anticipates,” “estimates,” “prospects,” “will result,” “should,” “expects,” “believes” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include interest rate changes, construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.

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Contact:	Debbie Okle Director, Public Relations 214.689.4354